Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm”, “Senior Securities” and “Financial Statements and Exhibits” in the Registration Statement dated January 16, 2026 and “Financial Statements and Exhibits” in this Pre-Effective Amendment No, 2 to the Registration Statement (Form N-2, File No. 333-292765) of Saratoga Investment Corp. (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated May 7, 2025, with respect to the consolidated financial statements of Saratoga Investment Corp. and the effectiveness of internal control over financial reporting of Saratoga Investment Corp. included in the Annual Report (Form 10-K) for the year ended February 28, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

March 6, 2026